# *STATE OF NEW YORK*

## *DEPARTMENT OF STATE*

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on January 6, 2011.

Daniel E. Shapiro
First Deputy Secretary of State

Rev. 06/07

NCR-26

110106000950

Certificate of Amendment

of

the Certificate of Incorporation

of

Del Global Technologies Corp.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1. The name of the corporation is Del Global Technologies Corp. (the "Corporation"). The name under which the corporation was formed is Del Electronics Corp.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on October 26, 1954.

3. Immediately upon the effectiveness of this Amendment to the Corporation's Certificate of Incorporation pursuant to the New York Business Corporation Law (the "Effective Time"), each fifty (50) issued and outstanding shares of the Corporation's common stock, par value $0.10 per share (the "Common Stock"), shall be converted into one (1) new share of Common Stock, as constituted following the Effective Time. Instead of issuing fractional shares to shareholders owning fewer than 50 shares of Common Stock immediately prior to the Effective Time, such fractional shares shall be canceled and converted into the right to receive a cash payment as provided below (the "Cash Out"). Immediately prior to the Effective Time there were 47,717,530 shares of Common Stock issued and outstanding and as result of this Amendment there will be 954,150 shares of Common Stock issued and outstanding, after giving effect to the Cash Out. Immediately prior to the Effective Time there were 52,282,470 authorized and unissued shares of Common Stock and as a result of this Amendment there will be 99,045,850 authorized and unissued shares of Common Stock, after giving effect to the Cash Out, reflecting a rate of change of 1 authorized and unissued share to 1.89 authorized and unissued shares. Following the Effective Time, the total number of authorized shares of Common Stock shall remain 100,000,000 and the par value of the Common Stock shall remain $0.10 per share.

Effective as of the Effective Time and without regard to any other provision of the Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time shall be and is hereby automatically reclassified and changed (without any further act) into one fiftieth (1/50th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 50 shares of Common Stock immediately prior to the Effective Time, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment

of $0.78 per share on a pre-split basis to each shareholder owning fewer than 50 shares of Common Stock immediately prior to the Effective Time of this Amendment.

4. After giving effect to the foregoing, paragraph "Third" of the Certificate of Incorporation of the Corporation shall continue to read as follows:

> "THIRD: the aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $0.10 par value."

5. The Amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a special meeting of the Corporation's shareholders duly called and held on October 13, 2010.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 6th day of January, 2011.

DEL GLOBAL TECHNOLOGIES CORP.

/s/ Mark A. Zorko

Name: Mark A. Zorko

Title: Secretary and Chief Financial Officer

NCR-26

110106000 950

Certificate of Amendment

OF

The Certificate of Incorporation

OF

Del Global Technologies Corp.

Under Section 805 of the Business Corporation Law

1 CC

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED

JAN -6 2011

TAX $ 10.

BY: [signature]

West

2011 JAN -6 PM 2:28

RECEIVED

FILER:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022

FILED

2011 JAN -6 AM 3:12

2011 JAN -6 AM 10:03

RECEIVED

#10 [illegible]

Drawdown

1038